UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 19, 2014

WNC Housing Tax Credit Fund IV, L.P., Series 2
 (Exact name of registrant as specified in its charter)

California	0-28370	33-0596399
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

17782 Sky Park Circle, Irvine, CA              92614
(Address of principal executive offices)      (Zip Code)

Registrant's telephone number, including area code: (714) 662-5565

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.                      Submission of Matters to a Vote of Security Holders.

As previously disclosed in the definitive consent solicitation materials filed by the registrant on April 3, 2014, the registrant has conducted a solicitation of consents from its security holders to a proposal.

The proposal entailed approval of the sale of a limited partnership in which the registrant has an interest, and approval of an asset sale.  Majority approval for both proposed sales were received on May 19, 2014.

The result of the solicitation for the asset sale proposal as of May 19, 2014 was as follows:

Security holders were entitled to one vote for each security held.

A total of 8,322.33 votes were received as of May 19, 2014, of which 7,912.33 (50.76% of the total outstanding) were in favor of the proposal, 213.00 (1.37% ) were in opposition, and 197.00 (1.26% ) were in abstention.

The result of the solicitation for the limited partnership interest sale proposal as of May 19, 2014 was as follows:

Security holders were entitled to one vote for each security held.

A total of 8,322.33 votes were received as of May 19, 2014, of which 7,850.33 (50.36% of the total outstanding) were in favor of the proposal, 313.00 (2.01% ) were in opposition, and 159.00 (1.02% ) were in abstention.

As stated above, the solicitation was conducted through written consents. No meeting of the registrant’s security holders was held.

Item 9.01.                      Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 21, 2014	WNC Housing Tax Credit Fund IV, L.P., Series 2
By: /s/ MELANIE WENK
Name: Melanie Wenk
Title: Vice President – Chief Financial Officer of WNC & Associates, Inc., General Partner of General Partner of registrant